Exhibit 99.3

INTERNAL MEMORANDUM

Date:	May 10, 2013

To:	All PTGi Employees

From:	Andrew Day, President & CEO

Re:	PTGi sells North America Telecom to York Capital Management for USD$129 Million

We are pleased to announce that Primus Telecommunications Group, Incorporated (“PTGi”) has signed a definitive agreement with York Capital Management to acquire PTGi’s North America Telecom unit. The North America Telecom unit comprises of Primus Telecommunications Canada Inc., and our US Retail operations. The International Carrier Services (“ICS”) unit will remain with PTGi.

The purchase agreement requires PTGi stockholder approval and certain regulatory approvals. The transaction is currently expected to close by the third or fourth quarter of 2013. Over the next several months, we will work to complete the transaction with York Capital Management. During this period, let me emphasize it is business as usual at PTGi. I appreciate your continued commitment to the excellent level of service our customers have come to expect from us.

I know that many of you have questions about today’s announcement. Therefore, please read the attached press release. We are in the early stages of completing this transaction, but, I can assure you that we will make every possible effort to keep you informed as we move forward.

Thank you to everyone for your commitment and dedicated efforts as we work to close this transaction and embark on our next challenge.